Exhibit 23.3
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in this Post-Effective Amendment No. 5 to Registration Statement No. 333-164884 on Form S-11 of our report dated March 30, 2011, relating to the consolidated financial statements and financial statement schedules of Cole Credit Property Trust III, Inc. and subsidiaries appearing in the Annual Report on Form 10-K of Cole Credit Property Trust III, Inc. for the year ended December 31, 2010, and to the reference to us under the heading “Experts” in the Prospectus, which is part of such Registration Statement.
/s/ DELOITTE & TOUCHE LLP
Phoenix, Arizona
October 18, 2011